Exhibit 99.1

Clean Energy Sells Interest in McCommas Bluff Biomethane Production Facility to Project Partner Cambrian Energy; Adds 12 Additional Biomethane Sources for Redeem

NEWPORT BEACH, Calif. (January 5, 2015) — Clean Energy Fuels Corp. (NASDAQ: CLNE) today announced the sale of Clean Energy’s majority interest in its McCommas Bluff biomethane production facility located in Dallas, Texas, to minority interest owner Cambrian Energy for approximately $40.6 million with approximately $3.0 million in additional compensation pending further performance tests of the McCommas facility to be completed in early 2015.  Clean Energy will continue to have the right to market and sell biomethane produced at the facility under its Redeem renewable natural gas (RNG) vehicle fuel brand.  Cambrian Energy has been Clean Energy’s partner since Clean Energy bought into the McCommas project in August 2008.

“Buying the McCommas biomethane facility allowed Clean Energy to gain a valuable foothold in the renewable natural gas business.  We are extremely proud of what we have accomplished at the project over the past six years, quintupling biomethane sales and providing for the long term financial stability that the project had historically lacked. We have successfully leveraged our success at McCommas into a greater knowledge of the entire supply chain and established a leadership position in the RNG fuel market.  With McCommas remaining a RNG supplier, we will be able to focus  our RNG business on Clean Energy Renewables’ core strength—marketing and selling alternative fuels,” said Harrison Clay, president of Clean Energy Renewables, a division of Clean Energy.

Clean Energy commenced production at its new biomethane facility in North Shelby, Tenn., this year and added an additional 12 third-party-owned biomethane production sources to its portfolio of RNG supply.

The U.S. Environmental Protection Agency underscored the potential of biomethane in the renewable fuel landscape when it recently reclassified biomethane as a cellulosic biofuel under the Federal Renewable Fuel Standard.

Redeem renewable natural gas is currently available throughout Clean Energy’s public natural gas fueling stations in California.  Biomethane is the only fuel commercially available today at a discount to diesel prices that achieves a 90% reduction in greenhouse gas emissions and can meet 100% of the fueling requirements of an 18-wheeler.

Media Contacts:

Clean Energy Media Contact: Gary Foster 949-437-1113 gfoster@cleanenergyfuels.com	Clean Energy Investor Contact: Tony Kritzer 949-437-1403 tkritzer@cleanenergyfuels.com

About Clean Energy

Clean Energy Fuels Corp. (Nasdaq: CLNE) is the leading provider of natural gas fuel for transportation in North America. We build and operate compressed natural gas (CNG) and liquefied natural gas (LNG) fueling stations; manufacture CNG and LNG equipment and technologies for ourselves and other companies; develop renewable natural gas (RNG) production facilities; and deliver more CNG, LNG and Redeem RNG fuel than any other company in the U.S. For more information, visit www.cleanenergyfuels.com.

Forward-Looking Statements

This Press Release contains certain forward-looking statements regarding the disposition of Clean Energy’s interest in the McCommas Bluff facility to Cambrian Energy, including, without limitation, statements regarding the potential amount of contingent consideration that may be paid to Clean Energy in the future.  Actual events or results may differ materially from those contained in these forward-looking statements.  Among the important factors that could cause future events or results to vary from those addressed in the forward-looking statements include, without limitation, the results of certain performance tests to be performed at the Project on or before August 1, 2015 in accordance the terms of the Agreement.  The Company is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

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